August 6, 2009

Frederick Arnold
[redacted]

Dear Mr. Arnold:

Welcome to Capmark Finance Inc. (“Capmark”), a subsidiary of Capmark Financial Group Inc. (“CFGI” and, together with its subsidiaries, the “Company”).  This letter will confirm our offer of employment to you for the full-time position of Executive Vice President and Chief Financial Officer of CFGI with an annual starting salary of $750,000.00.  You will report to Jay Levine, the Chief Executive Officer, of the Company, who will be your immediate supervisor (or, in the event Jay Levine should no longer be the Chief Executive Officer, you will report to the then current Chief Executive Officer of the Company).  You will perform your duties to the Company at the Company’s corporate offices in Horsham, Pennsylvania or at the Company’s offices in New York, New York.  In no event will you be required to change your current residence in connection with your duties hereunder.

In addition to your salary, you will receive a signing bonus of $500,000.00 less applicable taxes (referred to herein as the “Signing Bonus”) on the first pay period as soon as practicable after your first day of employment with Capmark, which is expected to be August 6, 2009 (the “Start Date”).

If you voluntarily resign other than for Good Reason or are terminated with Cause during the first six months following your Start Date, you agree to reimburse the Company one-half of the Signing Bonus ($250,000.00), and you further agree that the Company may offset such amount against any amounts due and owing to you. The terms “Good Reason” and “Cause” are defined at the end of this letter and are used solely for the purposes of this offer letter; in no event shall such definitions be deemed to apply to any other agreements that you may enter into with the Company.

You will participate in the Company’s annual discretionary bonus program beginning with the 2009 plan year.  Please note that you must be a Company employee in good standing at the time of any bonus payout for the plan year to receive such payout.  For the 2009 Plan year, you will be eligible to receive a minimum target bonus of $250,000.00 less applicable taxes and withholdings at the time annual bonuses are normally paid out, subject to your satisfactory contribution to the activities of Capmark.  The decision as to whether you will receive a bonus and the amount of such bonus will be determined in Jay Levine’s (or the then Chief Executive Officer’s) discretion. Although the bonus for the 2009 Plan year is not guaranteed, it is understood and contemplated that you will receive a bonus if your performance as a Company employee meets the standards generally expected of a chief financial officer of a comparable entity.  Any bonus for subsequent plan years will be completely discretionary.  Please note that a discretionary bonus is not guaranteed; rather, it is dependent upon your performance, the Company’s performance and other factors in the sole discretion of the Company.

Please be advised that, in accordance with Company policy, your performance may be reviewed after your initial three months of employment.

Company policy for time off is reflected in PTO (paid time off) days.  You will accrue 1.67 days (20 days annually) per month beginning the first of the month of your first full month worked.  These days are to be used for vacation or any personal time you may need.

You will be offered the same benefits offered to full-time executive committee employees of Capmark, which includes severance under the terms of our Severance Pay Plan that is equivalent to your annual base pay subject to the limitation of Section 409A of the Internal Revenue Code of 1986, but in no event to exceed $500,000.00 if you terminate and are eligible for severance during the first twelve months of your employment.  If you so elect, medical and dental coverage shall be provided by the Company for you and your eligible dependents.  The Company will also make available term life coverage on the same terms as such coverage is currently made available to other full-time executive committee employees of Capmark.  Such insurance coverage will become effective the first day of the month after your first full month worked, and you must enroll within 30 days of your Start Date.  You may also purchase additional term life insurance for you and your family contingent upon our insurance carrier’s approval.  You may participate in the Company’s 401(k) Plan beginning after the first of the month after your first full month worked.

The Company recognizes that you currently reside in Larchmont, New York, and that you do not intend to relocate your residence in order to assume the responsibilities set forth in this letter offer.  The Company will reimburse you for all reasonable and necessary business expenses incurred by you in the conduct of your duties hereunder in accordance with the Company’s policies with respect thereto, as in effect from time to time, including, without limitation, reasonable expenses for business travel, lodging, meals away from home and transportation to the Company’s offices other than the New York City office (and from the Company’s offices to your home) related to the discharge of your official duties hereunder. The Company also agrees that it will reimburse your reasonable legal fees and expenses incurred in connection with the review and negotiation of this Letter Agreement.

During your employment with the Company and thereafter, the Company will indemnify you and your heirs and legal representatives, to the extent applicable, to the maximum extent provided under the Company’s charter and by-laws.  During your employment with the Company and thereafter, the Company will also insure you under a policy of directors and officers’ liability insurance during your employment and thereafter to the same extent as provided to other senior officers of the Company.

Please be advised that we routinely conduct a background investigation on all employees. In addition, all employees are required to comply with the policies and procedures of the Company, including but not limited to our Conflict of Interest policy.   As such, your initial and continued employment is contingent upon your providing a completed copy of the enclosed Conflict of Interest questionnaire prior to the expiration date designated in this letter, a satisfactory report regarding your background and your continuing compliance with the Company’s policies and procedures.

The Immigration Reform and Control Act of 1986 requires employers to verify both the identity of all employees who work in the United States and the applicable authorization for them to do so.  A list of documents accepted by the Immigration and Naturalization Service for this purpose is enclosed for your information.  You must bring one original document from List A or one original from both List B and List C on your first day of employment.  These documents will be copied for your file and the original(s) returned to you.

This offer letter is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986.  To the extent that any provision of this offer letter contravenes Section 409A or any regulations or Treasury guidance promulgated thereunder, the parties will negotiate in good faith to reform this offer letter or any provision hereof to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.  Notwithstanding any provision in this offer letter to the contrary, any payment otherwise required to be made hereunder to you at any date as a result of the termination of your employment (other than any payment made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals)) shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code.  On the date that is six months and one day following the date on which your employment is terminated, there shall be paid to you, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed (if any) pursuant to the preceding sentence.

We are looking forward to having you join the Company.  Please feel free to contact me if you have any questions concerning this offer of employment.  I can be reached at [redacted].

Sincerely,

/s/ Linda Pickles

Linda Pickles
Executive Vice President &
Chief Administrative Officer

Your employment is “at will”; it is for no set term and may be terminated at any time for any reason or for no reason, with or without cause, by either you or the Company.  Similarly, the Company understands that you may terminate your employment for any reason at any time, and that you have not made any representation or commitment not set forth in this offer letter relating to your employment or otherwise. This offer letter contains the entire agreement of the parties with respect to the subject matter hereof and merges, supersedes and replaces all prior negotiations, agreements and understandings, if any.  No promises or representations with respect to compensation are enforceable unless set forth in this letter or a subsequent written agreement between you and the Company.  You hereby represent to the Company that the execution and delivery of this offer letter by you and the performance by you of your duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which you are a party of otherwise bound.

If you agree to the above terms, please sign below and return both pages of the offer letter along with the Investigative Consumer Report Disclosure Notice and Authorization and Conflict of Interest forms found within the enclosed folder. All documents can be faxed to (215) 328-0442, prior to the expiration date designated in this letter.  All other forms should be returned to your regional HR Manager, Lori Wertman, on first day of employment with Capmark.

This offer will automatically expire at the close of business on Friday, August 7, 2009 without further action if it is not accepted by you in writing and received by the Company prior to such time.

/s/ Frederick Arnold
Accepted: Frederick Arnold	Date: August 6, 2009

cc:	Jay Levine, CEO
Joanna Gerhardt, Recruitment Manager

Definitions

 “Cause” shall exist if the Board reasonably determines that any one or more of the following events has occurred while employed by the Company:  (i) the executive’s willful and continued failure (except where due to a physical or mental incapacity) to substantially perform his material duties with respect to the Company which continues beyond ten (10) days after a written demand for substantial performance is delivered to the executive by the Company (such ten-day period, the “Cure Period”); (ii) any gross misconduct of the executive that causes material and demonstrable injury, monetarily or otherwise, to the Company; (iii) conviction of, or plea of guilty or nolo contendere to, the commission of (x) a felony by the executive or (y) any misdemeanor involving theft, fraud, misappropriation or moral turpitude (other than in connection with any traffic violations); (iv) executive’s disqualification or bar by any governmental or self-regulatory authority from serving in his position with the Company or executive’s loss of any governmental or self-regulatory license that is reasonably necessary for executive to perform his material duties with respect to the Company, in any such case, as a result of misconduct by the executive; (v) executive’s willful obstruction of, or willful failure to cooperate with (except where due to a physical or metal incapacity), any investigation authorized by the Board; provided that exercise by the executive of his constitutional rights under the Fifth Amendment of the United States Constitution in the event of any criminal investigation of executive shall not be treated as obstruction of or failure to cooperate with any such investigation; or (vi) executive’s material breach of the Company’s written code of conduct and business ethics, which breach is customarily punishable by termination of employment by the Company.

“Good Reason” shall mean, without your consent, (i) the material reduction of your annual rate of base salary, (ii) a material diminution in your employment duties or responsibilities, in each case, following a reasonable period by the Company to cure such event following receipt of written notice by you indicating the event giving rise to Good Reason, or (iii) relocation of your principal workplaces (i.e., corporate offices in Horsham, Pennsylvania and Company offices in New York, New York) to a location or locations more than 50 miles further from Larchmont, New York.